Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2023 Results

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Reported Second Quarter 2023 Net Income of $14.5 million, Adjusted EBITDA of $42.2 million and Distributable Cash Flow of $30.4 million compared to Second Quarter 2022 Net Income of $14.0 million, Adjusted EBITDA of $41.4 million and Distributable Cash Flow of $32.4 million
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Reported Second Quarter 2023 Gross Profit for the Wholesale Segment of $31.7 million compared to $33.5 million of Gross Profit for the Second Quarter 2022 and Second Quarter 2023 Gross Profit for the Retail Segment of $66.0 million compared to $55.5 million of Gross Profit for the Second Quarter 2022
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Leverage, as defined in the CAPL Credit Facility, was 3.9 times as of June 30, 2023, compared to 4.5 times as of June 30, 2022
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The Distribution Coverage Ratio was 1.53 times for the three months ended June 30, 2023 and 1.68 times for the trailing twelve months ended June 30, 2023
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2023

Allentown, PA August 7, 2023 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2023.

“We had another strong quarter with total fuel volume for the second quarter up over the prior year in both of our operating segments. In particular, our retail segment posted strong results with increases in operating income, store sales and fuel and store margin,” said Charles Nifong, President and CEO of CrossAmerica. “Overall, our business continues to demonstrate strength across many varied economic environments, which is further reflected in our strong balance sheet and in our healthy distribution coverage levels.”

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Second Quarter Results

Consolidated Results

Key Operating Metrics	Q2 2023	Q2 2022
Net Income	$14.5M	$14.0M
Adjusted EBITDA	$42.2M	$41.4M
Distributable Cash Flow	$30.4M	$32.4M
Distribution Coverage Ratio: Current Quarter	1.53x	1.63x
Distribution Coverage Ratio: Trailing Twelve Months	1.68x	1.48x

CrossAmerica reported increases in Net Income and Adjusted EBITDA for the second quarter 2023 compared to the second quarter 2022. For the second quarter 2023, the increase in Adjusted EBITDA was primarily driven by increases in motor fuel and merchandise gross profit in the retail segment, offset by an increase in operating expenses in the retail segment, driven by inflation in several cost categories and increased labor costs in the retail segment. CrossAmerica also generated a $6.7 million gain on the sale of assets during the quarter and experienced a $3.4 million increase in interest expense in the second quarter 2023 due to the increase in interest rates when compared to the second quarter 2022. These two additional factors, combined with the increase in Adjusted EBITDA, contributed to the year-over-year increase in Net Income of $0.5 million. The year-over-year decline in Distributable Cash Flow of $2.0 million was primarily driven by the $3.4 million increase in interest expense for the quarter when compared to the second quarter of 2022 offset by the increase in Adjusted EBITDA for the quarter compared to the prior year.

Wholesale Segment

Key Operating Metrics	Q2 2023	Q2 2022
Wholesale segment gross profit	$31.7M	$33.5M
Wholesale motor fuel gallons distributed	218.1M	214.4M
Average wholesale gross profit per gallon	$0.082	$0.089

During the second quarter 2023, CrossAmerica’s wholesale segment gross profit declined 5% compared to the second quarter 2022. This was primarily driven by a decrease in motor fuel gross profit, which was driven by an 8% decrease in fuel margin per gallon, partially offset by a 2% increase in wholesale volume distributed. The decrease in fuel margin per gallon was primarily attributable to the lower cost of fuel and a corresponding decline in CrossAmerica's fuel purchase terms discounts on certain gallons during the second quarter of 2023 compared to the prior year. The increase in wholesale fuel volume was driven primarily by the integration of the Community Service Stations, Inc. assets acquired during the fourth quarter 2022, offset by the conversion of certain lessee dealer sites to company operated sites during the quarter.

Retail Segment

Key Operating Metrics	Q2 2023	Q2 2022
Retail segment gross profit	$66.0M	$55.5M

Retail segment motor fuel gallons distributed	130.8M	128.8M
Same store motor fuel gallons distributed	122.3M	123.7M
Retail segment motor fuel gross profit	$35.7M	$29.8M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.370	$0.340

Same store merchandise sales excluding cigarettes*	$50.2M	$46.6M

Merchandise gross profit*	$24.2M	$20.2M
Merchandise gross profit percentage*	29.0%	27.3%

*Includes only company operated retail sites

For the second quarter 2023, the retail segment generated a 19% increase in gross profit compared to the second quarter 2022. The increase for the second quarter 2023 was primarily due to higher motor fuel and merchandise gross profit.

The retail segment sold 130.8 million retail fuel gallons during the second quarter 2023, which was an increase of 2% when compared to the second quarter 2022. Same store retail segment fuel volume for the second quarter 2023 declined 1% from 123.7 million gallons during the second quarter 2022 to 122.3 million gallons. Retail segment overall fuel gallons increased during the second quarter of 2023 compared to the prior year due to the conversion of certain lessee dealer sites to company operated sites during the quarter.

For the second quarter 2023, CrossAmerica’s merchandise gross profit and other revenue increased 20% when compared to the second quarter 2022, due to increases in overall store sales, merchandise gross profit percentage and company operated site count due to the conversion of certain lessee dealer and commission agent sites to company operated sites. Same store merchandise sales excluding cigarettes increased 8% for the second quarter 2023 when compared to the second quarter 2022. Merchandise gross profit percentage increased to 29.0% for the second quarter 2023 from 27.3% for the second quarter 2022, primarily due to improved merchandise margins and an improving mix of merchandise sales.

Divestment Activity

During the three months ended June 30, 2023, CrossAmerica sold six properties for $7.8 million in proceeds, resulting in a net gain of $6.1 million.

Liquidity and Capital Resources

As of June 30, 2023, CrossAmerica had $761 million outstanding under its CAPL Credit Facility compared to $786 million outstanding under its facilities as of June 30, 2022. As of August 3, 2023, after taking into consideration debt covenant restrictions, approximately $166 million was available for future borrowings under the CAPL Credit Facility. Taking the interest rate swap contracts the Partnership currently has in place into account, CrossAmerica’s effective interest rate on the CAPL Credit Facility at June 30, 2023 was 5.1%. Leverage, as defined in the CAPL Credit Facility, was 3.9 times as of June 30, 2023, compared to 4.5 times as of June 30, 2022. As of June 30, 2023, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On July 25, 2023, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter 2023. As previously announced, the distribution will be paid on August 11, 2023 to all unitholders of record as of August 4, 2023. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on August 8, 2023 at 9:00 a.m. Eastern Time to discuss second quarter 2023 earnings results. The conference call numbers are 888-396-8049 or 416-764-8646 and the passcode for both is 70854269. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,491	$16,054
Accounts receivable, net of allowances of $723 and $686, respectively	34,734	30,825
Accounts receivable from related parties	668	743
Inventory	51,965	47,307
Assets held for sale	1,001	983
Current portion of interest rate swap contracts	15,442	13,827
Other current assets	7,818	8,667
Total current assets	116,119	118,406
Property and equipment, net	709,099	728,379
Right-of-use assets, net	156,897	164,942
Intangible assets, net	103,450	113,919
Goodwill	99,409	99,409
Interest rate swap contracts, less current portion	4,657	3,401
Other assets	27,944	26,142
Total assets	$1,217,575	$1,254,598

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,985	$11,151
Current portion of operating lease obligations	35,076	35,345
Accounts payable	76,953	77,048
Accounts payable to related parties	8,872	7,798
Accrued expenses and other current liabilities	25,068	23,144
Motor fuel and sales taxes payable	21,359	20,813
Total current liabilities	170,313	175,299
Debt and finance lease obligations, less current portion	760,064	761,638
Operating lease obligations, less current portion	127,277	135,220
Deferred tax liabilities, net	11,170	10,588
Asset retirement obligations	47,083	46,431
Other long-term liabilities	46,071	46,289
Total liabilities	1,161,978	1,175,465

Commitments and contingencies

Preferred membership interests	27,253	26,156

Equity:
Common units— 37,952,950 and 37,937,604 units issued and outstanding at June 30, 2023 and December 31, 2022, respectively	9,217	36,508
Accumulated other comprehensive income	19,127	16,469
Total equity	28,344	52,977
Total liabilities and equity	$1,217,575	$1,254,598

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating revenues (a)	$1,145,396	$1,475,033	$2,161,555	$2,568,244
Costs of sales (b)	1,047,672	1,386,088	1,981,772	2,400,469
Gross profit	97,724	88,945	179,783	167,775

Operating expenses:
Operating expenses (c)	49,798	42,216	95,421	84,325
General and administrative expenses	7,475	5,680	13,214	12,163
Depreciation, amortization and accretion expense	19,298	19,919	39,118	40,194
Total operating expenses	76,571	67,815	147,753	136,682
Gain (loss) on dispositions and lease terminations, net	6,700	(58)	4,933	(302)
Operating income	27,853	21,072	36,963	30,791
Other income, net	163	102	424	232
Interest expense	(10,683)	(7,321)	(22,695)	(13,982)
Income before income taxes	17,333	13,853	14,692	17,041
Income tax expense (benefit)	2,797	(113)	1,135	(1,972)
Net income	14,536	13,966	13,557	19,013
Accretion of preferred membership interests	615	563	1,216	563
Net income available to limited partners	$13,921	$13,403	$12,341	$18,450

Earnings per common unit
Basic	$0.37	$0.35	$0.33	$0.49
Diluted	$0.36	$0.35	$0.32	$0.49

Weighted-average common units:
Basic	37,952,950	37,912,710	37,946,676	37,906,463
Diluted	38,150,236	37,957,434	38,143,697	37,951,466

Supplemental information:
(a) includes excise taxes of:	$76,191	$71,601	$146,075	$138,460
(a) includes rent income of:	20,523	20,849	41,843	41,476
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,658	5,945	11,212	11,786
(c) includes rent expense of:	3,911	3,801	7,709	7,509

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$13,557	$19,013
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	39,118	40,194
Amortization of deferred financing costs	2,325	1,370
Credit loss expense	37	88
Deferred income tax benefit	582	(2,836)
Equity-based employee and director compensation expense	1,123	954
(Gain) loss on dispositions and lease terminations, net	(4,933)	302
Changes in operating assets and liabilities, net of acquisitions	(4,546)	(4,426)
Net cash provided by operating activities	47,263	54,659

Cash flows from investing activities:
Principal payments received on notes receivable	107	66
Proceeds from sale of assets	4,533	3,793
Capital expenditures	(11,328)	(16,403)
Cash paid in connection with acquisitions, net of cash acquired	—	(1,885)
Net cash used in investing activities	(6,688)	(14,429)

Cash flows from financing activities:
Borrowings under revolving credit facilities	205,900	57,600
Repayments on revolving credit facilities	(50,546)	(61,620)
Borrowings under the Term Loan Facility	—	1,120
Repayments on the Term Loan Facility	(158,980)	(24,600)
Net proceeds from issuance of preferred membership interests	—	24,430
Payments of finance lease obligations	(1,417)	(1,337)
Payments of deferred financing costs	(7,022)	(6)
Distributions paid on distribution equivalent rights	(111)	(93)
Income tax distributions paid on preferred membership interests	(119)	—
Distributions paid on common units	(39,843)	(39,800)
Net cash used in financing activities	(52,138)	(44,306)
Net decrease in cash and cash equivalents	(11,563)	(4,076)

Cash and cash equivalents at beginning of period	16,054	7,648
Cash and cash equivalents at end of period	$4,491	$3,572

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross profit:
Motor fuel gross profit	$17,933	$19,034	$34,641	$35,218
Rent gross profit	12,602	12,646	25,857	24,985
Other revenues	1,164	1,807	2,411	3,593
Total gross profit	31,699	33,487	62,909	63,796
Operating expenses	(9,924)	(9,329)	(19,465)	(18,045)
Operating income	$21,775	$24,158	$43,444	$45,751

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	641	637	641	637
Lessee dealers (c)	586	645	586	645
Total motor fuel distribution sites	1,227	1,282	1,227	1,282

Average motor fuel distribution sites	1,236	1,289	1,253	1,295

Volume of gallons distributed	218,131	214,413	419,992	418,328

Margin per gallon	$0.082	$0.089	$0.082	$0.084

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the acquisition of assets from Community Service Stations, Inc. and the ongoing real estate rationalization effort, partially offset by the net loss of contracts.

(c) The decrease in the lessee dealer site count was primarily attributable to the conversion of certain lessee dealer sites to company operated sites and CrossAmerica's real estate rationalization effort.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross profit:
Motor fuel	$35,737	$29,841	$62,497	$56,145
Merchandise	24,232	20,165	42,355	36,847
Rent	2,263	2,258	4,774	4,705
Other revenue	3,793	3,194	7,248	6,282
Total gross profit	66,025	55,458	116,874	103,979
Operating expenses	(39,874)	(32,887)	(75,956)	(66,280)
Operating income	$26,151	$22,571	$40,918	$37,699

Retail sites (end of period):
Company operated retail sites (a)	292	253	292	253
Commission agents (b)	190	199	190	199
Total system sites at the end of the period	482	452	482	452

Total retail segment statistics:
Volume of gallons sold	130,804	128,815	249,889	244,855
Same store total system gallons sold	122,273	123,735	231,914	231,358
Average retail fuel sites	477	454	468	454
Margin per gallon, before deducting credit card fees and commissions	$0.370	$0.340	$0.345	$0.330

Company operated site statistics:
Average retail fuel sites	286	254	273	254
Same store fuel volume	81,780	84,210	154,361	156,689
Margin per gallon, before deducting credit card fees	$0.394	$0.350	$0.369	$0.339
Same store merchandise sales	$72,113	$69,812	$133,078	$128,301
Same store merchandise sales excluding cigarettes	$50,181	$46,580	$91,519	$84,140
Merchandise gross profit percentage	29.0%	27.3%	28.4%	27.0%

Commission site statistics:
Average retail fuel sites	191	200	195	200
Margin per gallon, before deducting credit card fees and commissions	$0.320	$0.320	$0.297	$0.312

(a) The increase in the company operated site count was primarily attributable to the conversion of certain lessee dealer and commission sites to company operated sites, largely during the second quarter of 2023.

(b) The decrease in the commission agent site count was primarily attributable to the conversion of certain commission agent sites to company operated sites.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (a)	$14,536	$13,966	$13,557	$19,013
Interest expense	10,683	7,321	22,695	13,982
Income tax expense (benefit)	2,797	(113)	1,135	(1,972)
Depreciation, amortization and accretion expense	19,298	19,919	39,118	40,194
EBITDA	47,314	41,093	76,505	71,217
Equity-based employee and director compensation expense	562	222	1,123	954
(Gain) loss on dispositions and lease terminations, net	(6,700)	58	(4,933)	302
Acquisition-related costs (b)	1,022	10	1,241	878
Adjusted EBITDA	42,198	41,383	73,936	73,351
Cash interest expense	(10,207)	(6,631)	(20,370)	(12,612)
Sustaining capital expenditures (c)	(1,436)	(1,663)	(3,485)	(3,217)
Current income tax expense	(160)	(678)	(554)	(863)
Distributable Cash Flow	$30,395	$32,411	$49,527	$56,659
Distributions paid	19,925	19,904	39,843	39,800
Distribution Coverage Ratio (a)	1.53x	1.63x	1.24x	1.42x

(a) Beginning in 2022, CrossAmerica reconciled Adjusted EBITDA to Net income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess CrossAmerica’s financial performance without regard to capital structure, the partnership believes Adjusted EBITDA should be reconciled with Net income, so that the calculation isn’t impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as CrossAmerica has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.